UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

ROYAL GOLD, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13357	84-0835164
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 303-573-1660

N/A (Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On June 15, 2011, pursuant to Royal Gold, Inc.’s bylaws, the Board of Directors of Royal Gold (the “Board”) increased the size of the Board from seven directors to eight directors, and appointed Gordon J. Bogden as a Class I Director to fill the vacancy on the Board, effective August 1, 2011.  As a Class I Director, Mr. Bogden shall serve until the 2012 Annual Meeting, or until his successor is elected and qualified.  Mr. Bogden will be compensated as a non-employee director of Royal Gold for his service as a director, including an annual retainer of $30,000.00, board meeting fees of $1,500.00 per meeting, and an annual grant of 2,000 restricted shares of Royal Gold common stock.  The Board has not yet determined whether Mr. Bogden will be appointed to any standing Board Committees.

Mr. Bogden has over 30 years of experience as a senior executive, investment banker and geoscientist in the mining industry.  He has worked with some of the largest mining companies on mergers, acquisitions and restructurings, and raising capital in the international debt and equity markets.  Mr. Bogden is the Co-Founder of Gryphon Partners Canada Inc., an independent investment bank with offices in Canada and Australia that provides corporate advisory services to mining companies on strategy and mergers and acquisitions.  Since November 2008 he has served as the President and Managing Partner of Gryphon Partners.  From October 2003 to October 2007, he was Vice Chairman and Head of Global Metals and Mining at National Bank Financial Inc.  Mr. Bogden has been a Senior Investment Banker with Beacon Group Advisors Inc., Newcrest Capital Inc., N. M. Rothschild & Sons Canada Limited, and CIBC Wood Gundy Securities.  Mr. Bogden is currently Chairman of Volta Resources Inc., and a Director of Comino Resources Corp. each listed on the Toronto Stock Exchange, and a Director of Aeroquest International Limited a company listed on the Toronto Venture Exchange.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits

99.1           Press Release dated June 20, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)

Date: June 20, 2011	By:	/s/ Bruce C. Kirchhoff
Bruce C. Kirchhoff
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 20, 2011